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                                                                   EXHIBIT 10.17



The Goldman Sachs Group, L.P./85 Broad Street/New York, New York 10004
Tel: 212-902-1000


                                                                         Goldman
                                                                          Sachs



                                                                   April 5, 1999



Mr. John L. Weinberg,
70 Field Point Circle,
Greenwich, CT  06830.

Dear John:

     The Board of Directors of The Goldman Sachs Group, Inc. (the "Company") is tremendously pleased that you have agreed to continue as Senior Chairman of Goldman Sachs (the Company, together with its affiliates and subsidiaries are sometimes referred to herein as the "Firm"). We expect to continue to draw upon your advice and talent. This letter is intended to memorialize our mutual understanding with respect to your senior advisory relationship with the Company.

     1. Your responsibilities shall be to continue to service, in a senior capacity, the accounts and relationships of the Firm with which you have been or become involved and to lend such advice and counsel to the Company as it may from time to time request. You shall devote substantial time and attention to the business of the Firm and you shall not enter into any other business enterprise without the consent of the Board of Directors of the Company. It is understood that you shall not be required to perform services other than in a senior capacity and that you may arrange your daily affairs pursuant hereto as you deem
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Mr. John L. Weinberg                                                         -2-


appropriate consistent with the Firm's high standards of professional conduct.

     2. The term of this agreement will be from the date of the Company's initial public offering through November 24, 2000, unless you or the Company elects to terminate this agreement sooner on 90 days' prior written notice; provided, however, that any termination by the Company will take effect immediately if the termination is for violation of law, breach of this agreement or violation of Goldman Sachs policies or procedures ("cause"). This agreement will also terminate if you die or become disabled.

     3. Your fee shall be at an annual rate of $2,000,000 payable in semi-monthly installments (subject to any required withholding for taxes) and shall be pro rated for the portion of 1999 covered by this agreement. If you terminate this agreement or the Company terminates it for cause, you will be entitled to payment pro rated through the date of such termination. If the Company terminates this agreement other than for cause you will be entitled to payment through the end of the fiscal year in which the notice of termination is given. You will be entitled to continue to participate in the benefits plans of the Company in which you currently participate. The Company will reimburse you for all expenses and disbursements reasonably incurred by you in the performance of your duties hereunder.

     4. For 12 months following termination of this agreement you will not, without the consent of the Board of Directors of the Company, engage directly or indirectly in any business which competes with the business of the Firm.

     5. The Confidentiality Agreement you will execute as a Schedule I Limited Partner in The Goldman Sachs Group, L.P. ("Group") in connection with the Plan of Incorporation of Group (the "Confidentiality Agreement") will extend to confidential information obtained in connection with your services as a director and as Senior Chairman pursuant to this agreement. The

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Mr. John L. Weinberg                                                       -3-

provisions of Sections 2, 3, 4, 5 and 6 of the Confidentiality Agreement shall apply to any dispute under this agreement as if those sections were included in this agreement and referred to the covenants hereunder.

     6. This agreement and the Confidentiality Agreement constitute the entire understanding between the Company and you relating to your relationship with the Firm and supersede and cancel all prior written and oral agreements and understandings with respect to the subject matter of this agreement. This agreement may be amended only by a subsequent written agreement of the parties, shall be binding upon and inure to the benefit of you and your heirs, executors, administrators and beneficiaries and the Company and its successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

     If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing and returning the enclosed duplicate of this letter which will thereupon constitute an agreement between us.

                                   Very truly yours,

                                   The Goldman Sachs Group, Inc.


                                   By: /s/ Henry M. Paulson, Jr.
                                      --------------------------



Agreed to and accepted as
of the date of this letter

/s/ John L. Weinberg
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John L. Weinberg